Exhibit 4.3

Loan Agreement
among
Director of Development
of The State of Ohio,
First Solar, LLC,
and
First Solar Property, LLC

Dated
as of
July 1, 2005

(Chapter 166, Ohio Revised Code, Research and Development Loan Program)

Table of Contents
(The Table of Contents is not a part of this Loan Agreement
and is only for convenience of reference).

i

		Page
Article VI — Events of Default and Remedies		30
Section 6.1	Event of Default	30
Section 6.2	Remedies	31
Section 6.3	No Remedy Exclusive	32
Section 6.4	Agreement to Pay Attorneys' Fees and Expenses	32
Section 6.5	No Additional Waiver Implied by One Waiver	32
Section 6.6	Waiver of Appraisement, Valuation, Etc	33

Article VII — Miscellaneous		34
Section 7.1	Termination of Agreement	34
Section 7.2	Notices	34
Section 7.3	Binding Effect	34
Section 7.4	Joint and Several	34
Section 7.5	Extent of Covenants of the Director; No Personal Liability	34
Section 7.6	Amendments, Changes and Modifications	34
Section 7.7	Execution Counterparts	34
Section 7.8	Severability	35
Section 7.9	Captions	35
Section 7.10	Governing Law	35

Signatures		30

Exhibits:
Exhibit A		A-1
Exhibit B		B-1
Exhibit C		C-1
Exhibit D		D-1
Exhibit E		E-1
Exhibit F		F-1
Exhibit G		G-1

ii

Loan Agreement
     This Loan Agreement made and entered into as of July 1, 2005, by and among the Director of Development (the “Director”) of the State of Ohio (the “State”), acting on behalf of the State, First Solar, LLC, a limited liability company organized under the laws of the State of Delaware (“First Solar”), and First Solar Property, LLC, a limited liability company organized under the laws of the State of Delaware (“First Solar Property”), under the circumstances summarized in the following recitals (the capitalized terms used in the recitals being used therein as defined in Article I hereof):
     A. After making certain determinations pursuant to the Act, the Director is authorized to assist in the financing of an Eligible Research and Development Project.
     B. First Solar and First Solar Property have requested that the Director provide financial assistance for the Provision of the Project by providing the R & D Loan to them subject to and in accordance with the terms of this Loan Agreement.
     C. The Director has determined that the Project constitutes an Eligible Research and Development Project and that the R & D Loan to be provided pursuant to this Loan Agreement is appropriate under the Act and will be in furtherance and in implementation of the public policy set forth in the Act.
     D. The R & D Loan to be provided pursuant to this Loan Agreement has been reviewed and approved by the Development Financing Advisory Council and the Controlling Board, pursuant to the Act.
     E. Repayments of the R & D Loan by First Solar and First Solar Property to the Director may constitute “qualified research and development loan payments” as defined in the Act.
     Now, Therefore, in consideration of the premises and the representations and agreements hereinafter contained, the Director and the Borrowers agree as follows (provided, that any obligation of the Director created by or arising out of this Loan Agreement shall not be a general debt on the part of the Director or the State but shall be payable solely out of the loan payments, revenues and other income, charges and moneys realized from this Loan Agreement):
[Balance of page intentionally left blank]

ARTICLE I
Definitions
     SECTION 1.1 Use of Defined Terms. In addition to the words and terms elsewhere defined in this Loan Agreement or other instruments, the words and terms set forth in Section 1.2 hereof shall have the meanings therein set forth unless the context or use expressly indicates a different meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms therein defined.
     SECTION 1.2 Definitions. As used herein:
     “166 Loan Agreement” means that certain Loan Agreement, dated December 18, 2003, by and between the Director and First Solar, as amended by that certain First Amendment to Loan Agreement, dated as of July 1, 2005, as from time to time further amended or supplemented.
     “166 Loan Documents” means the 166 Loan Agreement, the 166 Note and the 166 Security Agreement.
     “166 Note” means that certain Cognovit Note, dated December 18, 2003, in the principal amount of $5,000,000, issued pursuant to the 166 Loan Agreement, and amended and restated by that certain Amended and Restated Cognovit Promissory Note, dated as of July 1, 2005, as from time to time further amended, amended and restated, modified, extended or supplemented.
     “166 Security Agreement” means that certain Security Agreement, dated as of December 18, 2003, by and between the Director, as secured party and First Solar, as debtor, as amended by that certain First Amendment to Security Agreement, dated as of July 1, 2005, as from time to time further amended or supplemented.
     “Act” means Chapter 166, Ohio Revised Code, as from time to time amended.
     “Allowable Costs” means “allowable costs” of the Project within the meaning of the Act.
     “Application” means the Application of First Solar dated February 1, 2005 submitted to the Director requesting assistance under the Act.
     “166 Amendments” means that certain Amended and Restated Cognovit Promissory Note, in the principal amount of $5,000,000, that certain First Amendment to Loan Agreement, by and between First Solar and the Director, and that certain First Amendment to Security Agreement, by and between First Solar and the Director, each dated as of the date hereof.
     “Assignment” means the Security Agreement and Assignment of General Contractor’s Contract, Engineering Plans and Design Work, Permits, Surveys and Other Plans, of even date herewith, by First Solar, in favor of the Director.
     “Authorized Borrower Representative” means, with respect to each of the Borrowers, the person at the time designated to act on behalf of such Borrower by written certificate furnished to the Director, containing the specimen signature of such person and signed on behalf of such Borrower by an officer of such Borrower. Such certificate may designate an alternate or alternates.
     “Borrowers” means, jointly and severally, First Solar and First Solar Property.

     “Closing Date” means July 8, 2005, that being the date of execution and delivery of the Loan Documents.
     “Commitment” means the Commitment Letter between the Director and First Solar dated May 10, 2005.
     “Completion Date” means (i) with respect to the Construction Portion of the Project the date of completion of the Provision of the Construction Portion of the Project, and (ii) with respect to the Equipment Portion of the Project, the date of completion of the Provision of the Equipment Portion of the Project, each as certified by the Borrowers pursuant to Section 3.3 hereof.
     “Construction Period” means the period between the beginning of the Provision of the Project or the date on which this Loan Agreement is delivered to the Director, whichever is earlier, and the Completion Date of the Construction Portion of the Project.
     “Construction Portion of the Project” means that portion of the Project other than the Project Equipment.
     “Controlling Board” means the Controlling Board of the State.
     “Cost Certification” means a .certification of the Borrowers, as of a specified date, if requested by the Director or required hereunder, setting forth in reasonable detail the costs incurred, and, if appropriate, to be incurred by the Borrowers in completing the Provision of the Project, including a detail, by category of all Allowable Costs.
     “Design Center Lease” means that certain Lease Agreement, dated as of July ___, 2005, by and between First Solar Property, as lessor, and First Solar, as lessee, with respect to the Project Site and the Project Facilities.
     “Development Financing Advisory Council” means the Development Financing Advisory Council of the State.
     “Director” means the officer of the State, appointed pursuant to Section 121.03 of the Ohio Revised Code, who administers and is the executive head of the Department of Development, the officer who by law performs the functions of that office, and any person acting on behalf of the Director of Development pursuant to any delegation permitted by law.
     “Disbursement Date” means the date or dates proceeds of the R & D Loan are disbursed from the State to the Borrowers pursuant to Section 3.7 hereof.
     “Disbursement Request Form” means the Disbursement Request Form attached to this Loan Agreement as Exhibit D.
     “Eligible Research and Development Project” means an “eligible research and development project” within the meaning of the Act and with respect to the R & D Loan means the Project.
     “Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     “Environmental Complaint” has the meaning set forth in Section 4.6(d) hereof.

     “Environmental Law” means any federal, state, local municipal, foreign, international, multinational, or other constitutions, laws, ordinances, principles of common law, regulations, statutes or treaties designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the Environment or public health and safety.
     “Equipment Portion of the Project” means the that portion of the Project consisting of the Project Equipment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.
     “Escrow Account” means the account established and maintained by the Escrow Agent pursuant to the Escrow and Disbursing Agreement.
     “Escrow Agent” means KeyBank National Association, its successors and assigns.
     “Escrow and Disbursing Agreement” means the Escrow and Disbursing Agreement dated as of July 1, 2005 by and among, the Borrowers, the Director and the Escrow Agent, as from time to time amended or modified.
     “Event of Default” means any of the events described as an Event of Default in Section 6.1 hereof.
     “Fee Mortgage” means the Open-End Mortgage, Assignment of Rents and Security Agreement, dated as of May 1, 2005, by and between First Solar Property and the Director, as from time to time amended or supplemented, with respect to the Property.
     “Final Cost Certification” means the Cost Certification dated as of the Completion Date.
     “Financing Approval Documents” means, with respect to this Loan Agreement, the Recommendation of the Director to the Development Financing Advisory Council dated February 28, 2005, the Resolution of the Development Financing Advisory Council dated February 28, 2005, and the Approval of the Controlling Board dated March 14, 2005.
     “First Solar” means First Solar, LLC, a Delaware limited liability company.
     “First Solar Property” means First Solar Property, LLC, a Delaware limited liability company.
     “Fixture Filings” means UCC-1 Financing Statements in form and substance satisfactory to the Director, to be filed in the office of the Secretary of State of Ohio and the office of the Recorder of Wood County, Ohio.
     “Force Majeure” means, without limitation:
     (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; order or restraints of any kind of the government of the United States or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; nuclear accidents; lightning; earthquakes; fires, hurricanes; tornadoes; storms, droughts; floods; arrests; restraint of government and people; explosions, breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or

     (ii) any cause, circumstances or event not reasonably within the control of the Borrowers.
     “Governing Instruments” means the Certificate of Formation and Operating Agreement, if any, of the Borrowers or the Guarantor, as applicable.
     “Governmental Authority” means, collectively, the State, any political subdivision thereof, any municipality, and any agency, department, commission, board or bureau of any of the foregoing having jurisdiction over the Project.
     “Guaranty” means that certain Guaranty Agreement, dated as of July 1, 2005, by the Guarantor in favor of the Director, as from time to time amended or modified.
     “Guarantor” means First Solar Holdings, LLC, a Delaware limited liability company.
     “Hazardous Discharge” has the meaning set forth in Section 4.6(d) hereof.
     “Hazardous Substance” means a hazardous substance as defined under the Comprehensive Emergency Response Compensation and Liability Act of 1980, 42 U.S.C. §9601, as from time to time amended.
     “Hazardous Waste” means a hazardous waste as defined under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, as from time to time amended.
     “Headquarters Lease” means that certain Lease Agreement, dated as of May 14, 2003, by and between First Solar Property, as lessor and First Solar, as lessee, with respect to the Headquarters Property.
     “Headquarters Property” means the real property described in Exhibit D attached hereto.
     “Indebtedness” means, with respect to any Person, all obligations for money borrowed and obligations for the payment of money in respect of purchase contracts or capitalized leases (but not including trade accounts payable and accrued expenses incurred in the ordinary course of business) and any other obligation for payment of principal and interest with respect to money borrowed, incurred or assumed by such Person.
     “Independent Engineer” means an engineer or engineering firm or an architect or architectural firm qualified to practice the profession of engineering or architecture under the laws of the State and who is or which is not an officer or full time employee of either of the Borrowers.
     “Interest Rate For Advances” means a rate per annum which is one percent in excess of the Prime Rate, with each change in such rate automatically and immediately changing the Interest Rate for Advances.
     “Leasehold Mortgage” means the Open-End Leasehold Mortgage, Assignment of Rents and Security Agreement, dated as of July 1, 2005, by and between First Solar and the Director, as from time to time amended or supplemented, with respect to the Leases.
     “Leases” means collectively, the Design Center Lease and the Headquarters Lease.
     “Loan Agreement” means this Loan Agreement, as from time to time amended or supplemented.

     “Loan Documents” means, collectively, this Loan Agreement, the Note, the Security Documents, the Prevailing Wage Compliance Agreement and the Escrow and Disbursing Agreement, each as from time to time amended or supplemented.
     “Loan Term” or “Term” means the period commencing upon the date of this Loan Agreement and ending on the date which all obligations of the Borrowers hereunder have been paid.
     “Market Conditions” means those conditions adversely impacting the Borrowers as determined by the Director, with advice from the Federal Reserve Bank of Cleveland, including without limitation, the following:
     1. Two consecutive quarters of decline in manufacturing employment in the State as a whole or when possible by relevant manufacturing sector (employment figures will be those reported by the Ohio Bureau of Jobs and Family Services);
     2. A decline, as a whole or by relevant sector, in twelve (12) of the last thirty-six (36) months as detailed in the Federal Reserve’s national industrial production index;
     3. A decline within the relevant sector of Standard and Poor’s “Industrial Outlook”; and
     4. A decline within the relevant sector of those industries served by First Solar or in which First Solar is a participant, including without Limitation, such industries as exist in the European Union, as evidenced by appropriate indices for such sector.
     “Mortgages” means the Fee Mortgage and the Leasehold Mortgage.
     “Net Proceeds,” when used with respect to any insurance or condemnation award, means the gross proceeds from the insurance or condemnation award with respect to which that term is used remaining after payment of all expenses incurred in the collection of such gross proceeds.
     “Note” means the cognovit promissory note, in the form attached hereto as Exhibit A, evidencing the obligation of the Borrowers to repay the R & D Loan.
     “Notice Address” means:

(a)	As to the Director:	Department of Development
Economic Development Finance Division
P. O. Box 1001
28th Floor, 77 South High Street
Columbus, Ohio 43216-1001
Attn: Office of Financial Incentives

	With a copy to:	Calfee, Halter & Griswold LLP
21 East State Street
1100 Fifth Third Center
Columbus, Ohio 43215
Attn: Kristopher L. Wahlers, Esq.

(b)	As to the Borrowers:	First Solar, LLC and First Solar Property, LLC
28101 Cedar Park Blvd.
Perrysburg, Ohio 43551
Attention: Chip Hambro

With a copy to:	Marshall & Melhorn, LLC
Four Seagate — Eighth Floor
Toledo, Ohio 43604
Attn: Mark Rose, Esq.
or such additional or different address, notice of which is given under Section 7.2 hereof
     “Permitted Encumbrances” means any items defined as Permitted Encumbrances in either this Loan Agreement or the Security Documents.
     “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture or other entity or a government or any political subdivision or agency thereof.
     “Petroleum” means petroleum as defined under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, as from time to time amended.
     “Plans and Specifications” means the plans and specifications or other appropriate documents, including equipment lists, describing the Project prepared by or at the direction of the Borrowers as amended as permitted under this Loan Agreement.
     “Prevailing Wage Compliance Agent” means Poggemeyer Design Group, Inc. or a successor thereto selected by the Borrowers and approved by the Director.
     “Prevailing Wage Compliance Agreement” means the Prevailing Wage Compliance Agreement dated as of July 1, 2005, by and among the Director, the Borrowers and the Prevailing Wage Compliance Agent.
     “Prime Rate” shall mean the highest “prime rate” as published daily in The Wall Street Journal under the heading “Money Rate”. The Prime Rate in effect at any time will change each time and as of the date that a new Prime Rate is published. In the event such Prime Rate is discontinued, the Director shall substitute an index determined by the Director to be comparable, in its reasonable discretion.
     “Project” means collectively, the Project Site and the Project Facilities and the Project Equipment, consisting generally of a 200,000 square foot facility to be used in research and development relating to the testing, optimizing and new developments and improvements to the production of full-sized thin film modules for the conversion of sunlight into electricity, constituting an Eligible Research and Development Project.
     “Project Equipment” means the equipment, machinery and other personal property described in Exhibit B hereto to be supplemented or amended upon delivery of the Completion Certificate for the Project Equipment Portion of the Project.
     “Project Facilities” means all buildings, structures, additions, fixtures, improvements, appurtenances and hereditaments upon the Project Site.
     “Project Purposes” means the Provision of the Project at the Project Site for use in research and development relating to the testing, optimizing and new developments and improvements to the production of full-sized thin film modules for the conversion of sunlight into electricity.
     “Project Site” means the real property described in Exhibit C attached hereto.

     “Property” means the Project Site and the Headquarters Property.
     “Provision” means, as applicable, the acquiring, installing, renovation, improvement or equipping of the Project.
     “R & D Loan” means the loan by the Director to the Borrowers in the form of the loan pursuant to Section 166.21 of the Act in the total sum of the R & D Loan Amount, to be disbursed pursuant to Section 3.6 and Section 3.7 hereof.
     “R & D Loan Amount” means the lesser of Fifteen Million Dollars ($15,000,000) or seventy-five percent (75%) of the total Allowable Costs of the Project, as determined by the Director in the Director’s sole discretion pursuant to this Loan Agreement.
     “Required Equity Contribution” means the difference between the cost of the provision of the Project and the R & D Loan Amount, i.e. a difference of approximately Five Million Dollars ($5,000,000), in the form of equity to be provided by the Borrowers to pay a portion of the Allowable Costs of the Project.
     “Security Documents” means the Mortgages, the Subordination Agreement, the Assignment and the Fixture Filings and all amendments thereto, continuations thereof, or substitutions therefor.
     “State” means the State of Ohio.
     “State Loan” means, for purposes of the Fee Mortgage, the R & D Loan.
     “Subordination Agreement” means that certain Subordination Agreement, dated as of July 1, 2005, by and between Kingston Properties, LLC, a Wyoming limited liability company and the Director, as may be amended or modified from time to time.
     “Term” means the period commencing upon the date of this Loan Agreement and ending on the date on which all obligations of the Borrowers hereunder have been paid.
     “Toxic Chemical” means and includes any material present on the Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the toxic Substances Control Act (TSCA), 15 U.S.C. §§2601, et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances or that constitutes “toxic chemicals” as defined under Title III of the Superfund Amendments and Reauthorization Act of 1986 (also cited as the Emergency Planning and Community Right-to-Know Act) 42 U.S.C. §11001, as from time to time amended. “Toxic Substance” includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs) and lead based paints.
     “Transaction Documents” means the Loan Documents and the 166 Amendments.
     SECTION 1.3 Certain Words and References. Any reference herein to the Director shall include those succeeding to the Director’s functions, duties or responsibilities pursuant to or by operation of law or lawfully performing such functions. Any reference to a section or provision of the Constitution of the State or to the Act or to a section, provision or chapter of the Ohio Revised Code shall include such section, provision or chapter as from time to time amended, modified, revised, supplemented or superseded, provided that no such amendment, modification, supplementation, revision or supersession shall alter the obligation of the Borrowers to pay all the amounts payable hereunder on the terms provided herein. All references to “generally accepted accounting principles” shall have the meaning set forth in Statement on Auditing Standards No. 69 or any predecessor or successor pronouncement of the American Institute of Certified Public Accountants in effect for any applicable fiscal period.
     The terms “hereof,” “hereby,” “herein,” “hereto,” “hereunder” and similar terms refer to this Loan Agreement; and the term “heretofore” means before, and the term “hereafter” means after, the date of delivery of this Loan Agreement. Words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender.
(End of Article I)

ARTICLE II
Determination; R & D Loan Eligibility; Representations
     SECTION 2.1 Determinations of the Director. Pursuant to the Act and on the basis of the representations and other information provided by the Borrowers, the Director has heretofore made certain determinations, including without limitation those set forth in the Financing Approval Documents, which are hereby confirmed and the Director hereby determines that the financial assistance to be provided by the State pursuant to this Loan Agreement will conform to the requirements of the Act, including Sections 166.21 thereof, and will further implement the purposes of the Act by creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.
     SECTION 2.2 Research and Development Loan Eligibility. Subject to applicable law, including without limitation Section 166.21(D) of the Act, payments made by the Borrowers to the Director under this Loan Agreement will constitute “qualified research and development loan payments” as defined in Section 166.21(D) of the Act. Once each calendar year, the Borrowers will be eligible to request from the Director a certificate indicating the aggregate amount of qualified research and development loan payments made by or on behalf of the Borrowers during the most recently concluded calendar year; provided, however, the Director shall have no obligation to issue such certificate if, in the Director’s reasonable discretion, an Event of Default under the Loan Agreement existed on December 31 of such calendar year or in the event the Borrower has not satisfied its obligations under Section 5.4(j) hereof. Each request made by the Borrowers under this Section 2.2 shall include certifications by the Borrowers that (i) the Borrowers were at all times during such calendar year operating the Project as an Eligible Research and Development Project and (ii) that no Event of Default existed on December 31 of such calendar year, or if an Event of Default then existed, the nature thereof and the action the Borrowers propose to take with respect thereto. The Borrowers acknowledge that the certificate which may be issued by the Director hereunder is one of the conditions under Sections 5733.352, 5747.331 and 5751.52, Ohio Revised Code to the availability of a nonrefundable tax credit in an amount not to exceed $150,000 in any calendar year, against certain taxes imposed by Sections 5733.06, 5733.065, 5733.066, 5747.02 and Chapter 5751, Ohio Revised Code.
     SECTION 2.3 Representations, Warranties and Agreements of the Borrowers. Each of the Borrowers hereby represents, warrants and agrees that:
     (a) Each of the Borrowers is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State, and has all requisite power, corporate or otherwise, to conduct its business, as presently conducted, to own, or hold under lease, its assets and properties and is duly qualified to do business in all other jurisdictions in which it owns property, except where the failure to so qualify would not impair the ability of such Borrower to perform any of its obligations under the Loan Documents or would not materially adversely affect the financial condition of such Borrower, and will remain so qualified and in good standing during the Loan Term.
     (b) Each of the Borrowers has full power and authority to execute, deliver and perform this Loan Agreement and the Loan Documents to which it is a party and to enter into and carry out the transactions contemplated hereby and thereby. Such execution, delivery and performance do not, and will not, violate any provision of law applicable to such Borrower or the Governing Instruments of such Borrower, and do not, and will not, conflict with or result in a default under any agreement or instrument to which such Borrower is a party or by which it or any property or assets of such Borrower is or may be bound. The Loan Documents to which such Borrower is a party have, by proper action, been duly authorized, executed and delivered and all necessary actions have been taken in order for the Loan Documents to constitute legal, valid and binding obligations of such Borrower.
     (c) The Project is to be acquired, established, expanded, remodeled, rehabilitated, or modernized for industry, commerce, distribution or research, or any combination thereof, the operation of which, alone or in conjunction with other facilities, will create new jobs or preserve existing jobs and employment opportunities and improve the economic welfare of the people of the State. The Project comprises, is within or related to a facility or portion of a facility at which research is undertaken for the purpose of discovering information that is technological in nature and the application of which is intended to be useful in the development of a new or improved product, process, technique, formula, or invention, a new product or process based on new technology, or the creative application of existing technology.
     (d) The provision of financial assistance pursuant to the Financing Approval Documents and this Loan Agreement induced the Borrowers to undertake the Project without having an adverse effect on other enterprises providing jobs for people of the State, thereby creating new jobs and employment opportunities and preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State. The Borrowers would not be in a position to undertake the Provision of the Project without the financial assistance under the Act accorded by the R & D Loan.
     (e) The Provision of the Project will be completed by the Borrowers in such a manner as to conform with all applicable Environmental Laws and zoning, planning, building and other governmental regulations imposed by any Governmental Authority and as to be consistent with the purposes of the Act.
     (f) The Borrowers presently intend that the Project will be used and operated in a manner consistent with the Project Purposes until the end of the Loan Term, and neither Borrower knows of any reason why the Project will not be so operated.
     (g) There are no actions, suits or proceedings pending or threatened against or affecting either of the Borrowers or the Project, which, if adversely determined, would individually or in the aggregate materially impair the ability the Borrowers to perform any of their obligations under the Loan Documents or materially adversely affect the financial condition of either of the Borrowers.
     (h) Neither Borrower is in default under the provisions of any law, ordinance, regulation, decree, order, agreement or instrument of any nature whatsoever to which either Borrower is a party or by which either Borrower is bound or to which the property of either Borrower is subject nor is either Borrower in default under any of the Loan Documents or in the payment of any of their respective Indebtedness or under any agreement or instrument evidencing any such Indebtedness, and no event has occurred which by notice, the passage or both would constitute any such event of default.
     (i) There are no zoning regulations which prohibit the Provision of the Project on the Project Site nor the operation of the business of First Solar thereon; and all utilities, including water, storm and sanitary sewer, gas, electric and telephone, and rights of access to public ways are available or will be provided to the Project Site in sufficient locations and capacities to meet the requirements of operating the Project and of any applicable Governmental Authority.
     (j) Neither of the Borrowers has made any contract or arrangement of any kind, other than Loan Documents, which has given rise to, or the performance of which by the other party thereto would give rise to, a lien or claim of lien on the Project or other collateral covered by the Loan Documents, except the Permitted Encumbrances.

     (k) No representation or warranty made by either of the Borrowers contained in any of the Financing Approval Documents or the Loan Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Director by or on behalf of either Borrower including, without limitation, the Application, contains any untrue statement of a material fact, or omits to state a fact necessary to make the statements contained herein or therein not misleading.
     (l) All proceeds of the R & D Loan shall be used for the payment of Allowable Costs relating to Provision of the Project. No part of any such proceeds shall be knowingly paid to or retained by the Borrowers or any partner, manager, member, officer, shareholder, director or employee of either of the Borrowers as a fee, kick-back or consideration of any type. Neither Borrower has any identity of interest with any supplier, contractor, architect, subcontractor, laborer or materialman performing work or services or supplying materials in connection with the Provision of the Project.
     (m) On or prior to the date of the initial disbursement, the Borrowers shall provide to the Director such evidence of the Required Equity Contribution as the Director shall request.
     (n) To the best knowledge of the Borrowers, no Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum has been discharged, dispersed, released, stored or treated at the Property, except in compliance with Environmental Laws. No Hazardous Waste, Toxic Chemical or Petroleum will be discharged, dispersed, released, stored or treated at the Property, except in compliance with Environmental Laws. To the best knowledge of the Borrowers, no asbestos or asbestos-containing materials have been or will be installed, used or incorporated into any buildings, structures, additions, improvements, facilities, fixtures or installations at the Property, or disposed of on or otherwise released at or from the Property. To the best knowledge of the Borrowers, no underground storage tanks are located at the Property. No investigation, administrative order, consent order and agreement, litigation or settlement under any Environmental Law with respect to any Hazardous Substance, Hazardous Waste, Toxic Chemical, Petroleum, asbestos or asbestos-containing material is proposed, in existence, or, to the best knowledge of the Borrowers, threatened or anticipated with respect to the Eligible Research and Development Project or the Property. The Eligible Research and Development Project and the Property is in compliance with all applicable Environmental Laws and neither Borrower has received any notice from any entity, governmental body, or individual claiming any violation of, or requiring compliance with any Environmental Law. Neither Borrower has received any request for information, notice of claim, demand or other notification that either Borrower may be responsible for a threatened or actual release of any Toxic Chemical, Hazardous Substance, Hazardous Waste, Petroleum, asbestos or asbestos-containing material or for any damage to the environment or to natural resources. No “clean-up” of the Property has occurred pursuant to any applicable Environmental Laws which would give rise to (i) liability on the part of any person, entity or association to reimburse any governmental entity for the costs of any such “clean-up,” or (ii) a lien or encumbrance on the Project or the Property.
     (o) Upon completion of the Provision of the Project, the Borrowers will have good and marketable title to the Project, and on the date hereof First Solar Property has good and marketable title to the Property, subject in all cases to no lien, charge, condition, restriction, encumbrance, easement or agreement, including, without limitation, parking, agreements, encroachment agreements, access easements, service agreements, real estate tax abatement agreements or other similar agreements affecting the Eligible Research and Development Project or the Property, except as created by or otherwise permitted by the Loan Documents.
     All representations and warranties contained in, or made in connection with, this Loan Agreement and the other Loan Documents shall survive the Closing Date and the disbursement of the R & D Loan by the Director, and shall not be limited or otherwise affected by any and all inspections, investigations, reviews or other inquiries made or other actions taken by the Director or any of his agents, representatives and designees or any other Person or board assisting any of the foregoing or acting for or on behalf of the State in connection with the Application, the Financing Approval Documents, the Loan Documents or the consummation of the R & D Loan.
(End of Article II)

ARTICLE III
Loan, Provision of the Project and Conditions to Disbursement
     SECTION 3.1 Research and Development Loan. On the terms and conditions of this Loan Agreement and Financing Approval Documents, the Director shall lend to the Borrowers the R & D Loan Amount to assist in the financing of the Project. The R & D Loan shall be evidenced by this Loan Agreement and the Note and secured by the Security Documents and other Loan Documents, as applicable. Those instruments and documents shall be executed by the Borrowers and all other parties, as applicable and delivered by the Borrowers to the Director on the Closing Date, concurrently with the execution and delivery of this Loan Agreement and the delivery of all other documents and the satisfaction of all other closing conditions required by this Loan Agreement and the Commitment. The R & D Loan shall be disbursed by the State upon the satisfaction of the conditions set forth in Section 3.6 hereof and in accordance with Section 3.7 hereof. The R & D Loan shall be disbursed by the State to the Escrow Agent only from, and only to the extent that, on the applicable Disbursement Date funds not heretofore committed are available to make the Loan from moneys in, the “Research and Development Fund” created by the Act and as defined in the Act. The proceeds of the R & D Loan shall be deposited with the Escrow Agent and will be disbursed to the Borrowers in accordance with the Escrow and Disbursing Agreement.
     The terms of repayment of the R & D Loan shall be as set forth in the Note and the Borrowers shall make all payments required to be made under the Note as and when due.
     SECTION 3.2 Provision of the Project. The Borrowers (a) have commenced or shall promptly hereafter cause the Provision of the Project in accordance with the Plans and Specifications, (b) shall pay all expenses incurred in the Provision of the Project from funds made available therefor in accordance with this Loan Agreement or otherwise, and (c) shall demand, sue for, levy and recover all sums of money and debts which may be due and payable under the terms of any contract, order, receipt, guaranty, warranty, written or instruction in connection with the Provision of the Project and will enforce the terms of any contract, agreement, obligation, bond or other performance security with respect thereto. The Borrowers will cause the Provision of the Project to be prosecuted with due diligence and continuity, will complete the same in accordance with the Plans and Specifications and will, upon demand of the Director, correct or cause to be corrected all defects or departures from the Plans and Specifications. The disbursement of the R & D Loan proceeds, whether before or after such defect or departure are discovered by or called to the attention of the Director, will not constitute a waiver of the right of the Director to require compliance with the foregoing sentence. The Borrowers hereby confirm the agreement of First Solar in the Commitment that all wages paid to laborers and mechanics employed on the Provision of the Project shall be paid, as and if required by Chapter 4115 of the Ohio Revised Code, at the prevailing rates of wages of laborers and mechanics for the classes of work called for by the Project, which wages shall be determined in accordance with the requirements of Chapter 4115 of the Ohio Revised Code for determination of prevailing wage rates; provided, that if the either of the Borrowers undertake, as part of the Project, work to be performed by either of the Borrower’s regular bargaining unit employees who are covered under collective bargaining agreements, which were in existence prior to the date of this Loan Agreement, the rate of pay provided under the applicable collective bargaining agreement may be paid to such employees.
     SECTION 3.3 Establishment of Completion Dates. The Completion Date for the Construction Portion of the Project shall occur not later than December 31, 2006, and shall be evidenced to the Director by a certificate in substantially the form of Exhibit F (the “Construction Completion Certificate”), and signed by an Authorized Borrower Representative of each of the Borrowers. The Completion Date for the Equipment Portion of the Project shall occur not later than December 31, 2006 and shall be evidenced to the Director by a certificate in substantially the form of Exhibit G (the “Equipment Completion Certificate”), and signed by an Authorized Borrower Representative of each of the Borrowers.
     SECTION 3.4 Borrowers Required to Pay Costs in Event Research and Development Loan Proceeds Insufficient. In the event the proceeds of the R & D Loan are not sufficient to pay the portion of the Allowable Costs contemplated by this Loan Agreement to be paid therefrom or if any other costs of the Project remain unpaid, the Borrowers shall, nonetheless and irrespective of the cause of the insufficiency, for the benefit of the Director, complete the Provision of the Project and pay all costs of such completion in full. The Director does not make any warranty, either express or implied, that the proceeds of the R & D Loan available for payment of the Allowable Costs of the Project will be sufficient to pay the portion of the Allowable Costs contemplated to be paid therefrom. The Borrowers agree that if after exhaustion of proceeds of the R & D Loan and either Borrower should pay any portion of the said costs of the Project pursuant to the provisions of this Section, such Borrower shall not be entitled to any reimbursement therefor from the Director, nor shall such Borrower be entitled to any diminution in or postponement of the loan payments payable under the Note. The Borrowers shall also pay all costs incident to the R & D Loan, including insurance premiums and escrow fees. Each of the Borrowers shall, jointly and severally, defend, indemnify and hold the Director and any officials, employees, agents or representatives of the Director or the State harmless against any and all loss, cost, expense, claims or actions arising out of or connected with the execution and delivery of the Loan Documents and the preparation of documents relating to the disbursement of the R & D Loan, including all aforementioned costs and expenses, regardless of whether or not the disbursement of the R & D Loan shall actually occur. The provisions of this Section shall survive the termination of this Loan Agreement.
     SECTION 3.5 Plans and Specifications; Inspections. At the Director’s option, the Director may designate an employee or officer of the State or may retain, at the Borrowers’ expense, an architect, engineer, appraiser or other consultant for the purpose of approving the Plans and Specifications, verifying costs and performing inspections of the Project as Provision of the Project progresses or reviewing any construction contracts and payment or performance bonds or other forms of assurance of completion of the Project. Such inspections, reviews or approvals shall not impose any responsibility or liability of any nature upon the Director, the State or officers, employees, agents, representatives or designees of the Director or the State, or, without limitation, make or cause to be made any warranty or representation as to the adequacy or safety of the structures or any of their component parts or any other physical condition or feature pertaining to the Project. The Borrowers shall, at the request of the Director, make periodic reports (including, if required, submission of updated Cost Certifications as requested by the Director) to the Director concerning the status of completion and the expenditures for costs in respect thereof.
     The Borrowers may revise the Plans and Specifications from time to time; provided, that no revision shall be made (a) which would change the Project Purposes to purposes other than those permitted by the Act, (b) without obtaining, to the extent required by law, the approval of any applicable Governmental Authority, and (c) without the written approval of the Director if such revision would change the amounts set forth in the most recently furnished Cost Certification and result in the cost of the Project to increase by more than $250,000 in any given instance or more than $1,000,000 in the aggregate. In any event, all revisions to the Plans and Specifications shall be promptly filed with the Director, upon request. The Borrowers shall complete the Provision of the Project in accordance with the Plans and Specifications.
     Each construction contract for the Construction Portion of the Project shall require each contractor to supply payment and performance bonds acceptable to the Director for the full cost of the Construction Portion of the Project covered by such construction contract, but only if the contract price of the construction contract exceeds individually or in the aggregate $100,000.
     SECTION 3.6 Conditions to Disbursement of the Research and Development Loan. The disbursement by the State of the R & D Loan shall occur only at such time as the Director shall have received all of the following:
     (a) this Loan Agreement, duly executed;
     (b) the duly executed Note;
     (c) the duly executed Guaranty;
     (d) the duly executed and recorded Security Documents;
     (e) the duly executed and recorded Subordination Agreement;
     (f) duly executed Leases and recorded Memoranda of Lease with respect to each Lease;
     (g) duly executed Powers of Attorney to effect wire transfers, if applicable;
     (h) the duly executed 166 Amendments;
     (i) the duly executed Escrow and Disbursing Agreement;
     (j) evidence of the Required Equity Contribution in the form of (i) Allowable Costs already incurred by the Borrowers with respect to the Project, (ii) cash deposited with the Escrow Agent, or (iii) a signed loan document, evidencing the closing of a loan or other financing vehicle with an institutional lender, in form and substance reasonably satisfactory to the Director, or (iv) a combination of (i), (ii) or (iii), to finance the cost of completing the Construction Portion of the Project in excess of the Allowable Costs to be paid from the proceeds of the R & D Loan;
     (k) a true, correct and complete copy of a fully executed fixed price construction contract relating to the Project in a form satisfactory to the Director, together with a collateral assignment relating thereto, and evidence of the required performance bonds, all in form and substance satisfactory to the Director;
     (l) an appraisal of the Headquarters Property, from a person satisfactory to the Director, in form and substance satisfactory to the Director and upon which the Director is entitled to rely;
     (m) an ALTA survey of the Property, in form and substance satisfactory to the Director;
     (n) ALTA loan policy of title insurance with respect to the Property, with such endorsements as the Director may reasonably require, all in form and substance satisfactory to the Director;
     (o) an environmental assessment of the Property, in form and substance satisfactory to the Director and upon which the Director is entitled to rely;

     (p) evidence of zoning compliance issued by the appropriate Governmental Authority;
     (q) evidence of availability and adequacy of utilities for the Project;
     (r) all licenses and permits required by any Governmental Authority;
     (s) UCC-11, judgment, tax lien, and judgment lien searches for each of the Borrowers from the such jurisdictions as the Director may require, each in form and substance satisfactory to the Director;
     (t) the duly executed Prevailing Wage Compliance Agreement;
     (u) evidence satisfactory to the Director that the Property is not located in a “Flood Plain Area” or “Flood Hazard Area” each as defined by the United States Department of Housing and Urban Development in the Flood Disaster Protection Act of 1973, as amended, or, if the Property is located in a such an area, that appropriate flood insurance or other satisfactory measures have been taken to protect the Property from flood damage;
     (v) certification by the Borrowers, that (i) the representations and warranties of First Solar made in the Financing Approval Documents and the representations and warranties of the Borrowers made in the Loan Documents remain true, accurate and complete as of the date of such disbursement in all material respects, (ii) no default or event which, by notice, the passage of time or otherwise, would constitute a default, exists under the Loan Documents, (iii) that the value of the Project is, or upon completion will be, equal to or greater than the total amount of money expended in the Provision of the Project, and (iv) the aggregate amount of the R & D Loan to be disbursed will not exceed seventy-five percent (75%) of the total Allowable Costs of the Project;
     (w) evidence of the liability and property insurance required by the Loan Documents;
     (x) certification by the Borrowers that the Plans and Specifications, any construction contracts for the Project, and any payment or performance bonds or other forms of assurance of completion of the Project are available for review in accordance with Section 3.5 of the Loan Agreement;
     (y) a duly executed disbursement request pursuant to Section 3.7 hereof.
     (z) certificate of good standing of each of the Borrowers and the Guarantor from the Secretary of State of the State and the Secretary of State of the State of Delaware, each dated within thirty (30) days prior to the date of such disbursement (and telephonic confirmation on the date of such disbursement);
     (aa) certified copies of the resolutions of each of the Borrowers and the Guarantor, respectively, authorizing the execution and delivery of all Transaction Documents and performance thereunder to which the Borrowers and the Guarantor are a party;
     (bb) copies, certified by each of the Borrowers and the Guarantor, respectively, to be true, correct and complete, of the Governing Instruments of the Borrowers and the Guarantor;
     (cc) an opinion of counsel to the Borrowers, which sets forth substantially the following:

          (i) Each Borrower has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, is qualified to do business in the State and has all requisite power to conduct its business and to own, or hold under lease, its property;
          (ii) Each Borrower has full power and authority to execute and deliver the Transaction Documents to which it is a party;
          (iii) Each Borrower has duly authorized the taking of any and all actions necessary to carry out and give effect to the transactions contemplated to be performed on the part of such Borrower under the Transaction Documents;
          (iv) Each of the Transaction Documents to which each Borrower is a party has been duly authorized, executed and delivered by such Borrower, and is a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other similar laws or equitable principles affecting creditors’ rights generally;
          (v) The execution and delivery of each of the Transaction Documents to which each Borrower is party and the performance by such Borrower of the actions required of such Borrower thereby and the consummation of the transactions contemplated therein do not and will not conflict with or violate any provisions of the Governing Instruments of such Borrower, or, to the knowledge of such counsel, constitute a default under, conflict with or violation of any judgment, decree, indenture, mortgage, deed of trust, lease, guaranty, agreement or other instrument to which such Borrower is a party or by which such Borrower is bound, or, to the knowledge of such counsel, conflict with or violate any provisions of law, administrative regulation, or court order or consent decree;
          (vi) To the knowledge of such counsel, there is no action, temporary restraining order, injunction, suit, proceeding or inquiry before or by any judicial or administrative court or agency, pending or, to the knowledge of such counsel, threatened against or affecting, or involving the properties, securities or business of either Borrower; and
          (vii) To the knowledge of such counsel, each Borrower has obtained any and all requisite governmental consents, permits, licenses and approvals necessary for such Borrower to enter into, execute and deliver the Loan Documents to which such Borrower is a party and, to the knowledge of such counsel, to perform the obligations of such Borrower thereunder;
     (dd) an opinion of counsel to the Guarantor, which sets forth, which sets forth substantially the following:
          (i) The Guarantor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, is qualified to do business in the State and has all requisite power to conduct its business and to own, or hold under lease, its property;
          (ii) The Guarantor has full power and authority to execute and deliver the Loan Documents to which it is a party;
          (iii) The Guarantor has duly authorized the taking of any and all actions necessary to carry out and give effect to the transactions contemplated to be performed on the part of the Guarantor under the Loan Documents;

          (iv) Each of the Loan Documents to which the Guarantor is a party has been duly authorized, executed and delivered by the Guarantor, and is a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, moratorium and other similar laws or equitable principles affecting creditors’ rights generally;
          (v) The execution and delivery of each of the Loan Documents to which the Guarantor is party and the performance by the Guarantor of the actions required of the Guarantor thereby and the consummation of the transactions contemplated therein do not and will not conflict with or violate any provisions of the Guarantor’s Governing Instruments, or, to the knowledge of such counsel, constitute a default under, conflict with or violation of any judgment, decree, indenture, mortgage, deed of trust, lease, guaranty, agreement or other instrument to which the Guarantor is a party or by which the Guarantor is bound, or, to the knowledge of such counsel, conflict with or violate any provisions of law, administrative regulation, or court order or consent decree;
          (vi) To the knowledge of such counsel, there is no action, temporary restraining order, injunction, suit, proceeding or inquiry before or by any judicial or administrative court or agency, pending or, to the knowledge of such counsel, threatened against or affecting, or involving the properties, securities or business of the Guarantor;
          (vii) To the knowledge of such counsel, the Guarantor has obtained any and all requisite governmental consents, permits, licenses and approvals necessary for the Guarantor to enter into, execute and deliver the Loan Documents to which the Guarantor is a party and, to the knowledge of such counsel, to perform the Guarantor’s obligations thereunder;
     (ee) a certificate with respect to the solvency of First Solar Property, in form and substance satisfactory to the Director, duly executed by the chief financial officer or other authorized representative of First Solar Property;
     (ff) any other items required by the Commitment;
     (gg) such other certifications, documents or opinions as the Director may reasonably request; and
     (hh) Prior to the Closing Date, the Director shall have a perfected, first priority lien on the Property subject only to Permitted Encumbrances.
SECTION 3.7 Disbursement of the Research and Development Loan.
     (a) The Director shall, on the Closing Date, submit a warrant, requesting a transfer to the Escrow Agent from the Research and Development Loan Fund (as defined in the Act), the proceeds of the R & D Loan for deposit into the Escrow Account to be created pursuant to the Escrow and Disbursing Agreement and, for purposes of Section 166.21(C) of the Act, upon such transfer, the proceeds of the R & D Loan shall be deemed to have been disbursed from the Research and Development Loan Fund. Pending disbursement in accordance with this Loan Agreement and the Escrow and Disbursing Agreement, amounts in the Escrow Account shall be held by the Escrow Agent in the Escrow Account.
     (b) Each disbursement of the Escrow Funds shall be subject to the terms and conditions of the Loan Agreement and made only upon (A) the written direction of the applicable Authorized Borrower Representative, in the form of the Disbursement Request Form attached hereto as Exhibit E, who shall certify with respect to each such payment: (i) that each item for which payment is requested is an Allowable Cost properly payable in accordance with the terms and conditions of the Loan Agreement and none of the items for which the payment is proposed to be made has formed the basis for any disbursement theretofore under this Loan Agreement or the Escrow and Disbursing Agreement, and (ii) that each item for which payment is proposed to be made is or was necessary in connection with the Project, (B) evidence, satisfactory to the Director, of the amount of each item for which payment is requested and (C) the written approval of the Director. In the case of requests for disbursements with respect to Allowable Costs of the Construction Portion of the Project, such request shall include the certification of the Independent Engineer and the Prevailing Wage Compliance Agent with respect to such disbursement as set forth in the Disbursement Request Form and completed forms AIA-G702 and AIA-G703. The Director shall not be required to approve any request for disbursement of the proceeds of the Escrow Funds unless the Borrowers have complied with all of the terms and conditions to disbursement set forth in the Loan Agreement and the Escrow and Disbursing Agreement.
     (c) During the Construction Period, the Borrowers may request disbursement of a portion of the Escrow Funds (i) in amounts sufficient to satisfy then due interest payments on the R & D Loan, (ii) in an aggregate amount not more than Six Million Five Hundred Thousand Dollars ($6,500,000) for Allowable Costs of the Project Equipment and (ii) for Allowable Costs allocable to the Construction Portion of the Project. On and after-the Completion Date of the Construction Portion of the Project, as certified to the Director pursuant to Section 3.3 above, the Borrowers may request the then remaining portion of the Escrow Funds to be disbursed for any Allowable Costs of the Project regardless of whether such Allowable Costs are allocable to the Equipment Portion of the Project or the Construction Portion of the Project. Except with respect to disbursements for interest payments due on the R & D Loan as provided above (which shall be in the amount of such interest payments), disbursement of the Escrow Funds shall be made so that the Borrowers shall be reimbursed from the proceeds of the Escrow Funds for costs in the amount of Three Dollars ($3.00) for every Four Dollars ($4.00) of Allowable Costs paid or incurred by the Borrowers. The final Disbursement Request shall be submitted by the Borrowers to the Director concurrently with the Construction Completion Certificate and the Equipment Completion Certificate to be provided pursuant to Section 3.3 hereof.
     SECTION 3.8 Research and Development Loan in Balance. Anything in this Loan Agreement to the contrary notwithstanding, it is expressly understood and agreed that the R & D Loan at all times shall be in balance. The R & D Loan shall be deemed to be in balance only when the proceeds of the R & D Loan in the Escrow Account equal or exceed the amount necessary to complete the Project. The cost of completion of the Project shall be based upon the Disbursement Requests to date, Cost Certifications provided from time to time by the Borrowers and the AIA Forms AIA-G702 and AIA-G703 to be provided under Section 3.7(b) hereof. If for any reason the proceeds of the R & D Loan in the Escrow Account shall at any time be or become insufficient to complete the Provision of the Project, regardless of how such condition may be caused, the Borrowers will pay all costs of Provision of the Project until the R & D Loan is in balance and until such payments have been made, the Director will not be obligated to authorize the Escrow Agent to make any further disbursements under the Escrow and Disbursing Agreement.
(End of Article III)

ARTICLE IV
Maintenance, Taxes and Insurance
     SECTION 4.1 Maintenance and Modifications of Project by the Borrowers. Each of the Borrowers agrees that during the term of this Loan Agreement it will keep the Project and the Property including all appurtenances thereto and the equipment and machinery therein in good condition and repair at the cost of the Borrowers.
     The Borrowers shall have the privilege of remodeling or making additions, modifications or improvements to the Project and the Property from time to time as it, in the Borrowers’ discretion, may deem to be desirable for its uses and purposes; provided, the Project is still used for the Project Purposes upon completion of remodeling, additions, modifications or improvements. The cost of such remodeling, additions, modifications and improvements shall be paid by the Borrowers.
     SECTION 4.2 Removal of Project. The Borrowers shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project. The Borrowers shall have the privilege from time to time of substituting property for any portion of the Project; provided that the property so substituted shall be of a value not less than the value of the portion of the Project replaced and shall not make the Project unsuitable for the Project Purposes. Any such substitute property shall become part of the Project for purposes of this Loan Agreement.
     SECTION 4.3 Indemnification by the Borrowers. The Borrowers shall jointly and severally, indemnify, and hold the Director (including any employee thereof) (collectively, the “Indemnified Parties”) harmless against any and all claims, asserted by or on behalf of any person, firm or corporation, private or public, arising or resulting from, or in any way connected with (i) financing, acquisition, construction, installation, operation, use or maintenance of the Project (including, but not limited to, claims relating to compliance with Chapter 4115, Ohio Revised Code), (ii) any act, failure to act or misrepresentation by any person, firm, corporation or Governmental Authority in connection with R & D Loan and (iii) any act, failure to act or misrepresentation by either of the Borrowers or any other Indemnified Party in connection with, or in the performance of any obligation related to the R & D Loan and the Loan Documents, including all liabilities, costs and expenses, including reasonable counsel fees, incurred in any action or proceeding brought by reason of any such claim. In the event any action or proceeding is brought against any Indemnified Party by reason of any such claim, such Indemnified Party will promptly give written notice thereof to the Borrowers. In case such notice shall be so given, the Borrowers shall be entitled to participate at their own expense in the defense or, if they so elect, to assume at their own expense the defense of such claim, suit, action or proceeding, in which event such defense shall be conducted by counsel chosen by the Borrowers and reasonably satisfactory to such Indemnified Party against whom such action or proceeding is pending; but if the Borrowers shall elect not to assume such defense, they shall, jointly and severally, reimburse such Indemnified Party for the reasonable fees and expenses of any counsel retained by such Indemnified Party. If at any time the Indemnified Party becomes dissatisfied with the selection of counsel by the Borrowers, a new mutually agreeable counsel shall be retained at the expense of the Borrowers. Each Indemnified Party agrees that the Borrowers shall have the right to compromise, settle or conclude any claim, suit, action or proceeding against any of the Indemnified Parties. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ counsel in any such action at its own expense; and provided further that such Indemnified Party shall have the right to employ counsel in any such action and the fees and expenses of such counsel shall be at the expense of the Borrowers if: (i) the employment of counsel by such Indemnified Party has been authorized by either of the Borrowers, (ii) there reasonably appears that there is a conflict of interest between the Borrowers and the Indemnified

Party in the conduct of the defense of such action (in which case the Borrowers shall not have the right to direct the defense of such action on behalf of the Indemnified Party) or (iii) the Borrowers shall not in fact have employed counsel to assume the defense of such action. The Borrowers shall also jointly and severally indemnify the Indemnified Parties from and against all costs and expenses, including reasonable counsel fees, lawfully incurred in enforcing any obligations of the Borrowers or the Guarantor under this Loan Documents. Anything herein to the contrary notwithstanding, the foregoing agreements by the Borrowers to indemnify any Indemnified Party shall not apply to grossly negligent acts or acts of willful misconduct on the part of such Indemnified Party. The Borrowers shall not be liable for any settlement of any action or claim effected without their consent. The obligations of the Borrowers under this Section shall survive the termination of this Loan Agreement and shall be in addition to any other rights, including without limitation, rights to indemnity which any Indemnified Party may have at law, in equity, by contract or otherwise.
     SECTION 4.4 Taxes, Other Governmental Charges and Utility Charges. The Borrowers shall pay, as the same respectively become due, all taxes, assessments, whether general or special, and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project and the Property (including, without limiting the generality of the foregoing, any taxes levied upon or with respect to the receipts, income or profits of the Director from the Project or the Property which, if not paid, may become or be made a lien on the Project or the Property or a charge on the revenues and receipts therefrom), and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project and the Property.
     SECTION 4.5 Advances. In the event the Borrowers shall fail to maintain or cause to be maintained the full insurance coverage required by the Loan Documents or shall fail to keep the Project and the Property in good repair and operating condition, the Director may (but shall be under no obligation to) take out the required policies of insurance and pay the premiums on the same or may make such repairs or replacements as are necessary and provide for payment thereof; and all amounts so advanced therefor by the Director shall become an additional obligation of the Borrowers to the Director, which amounts, together with interest thereon at the Interest Rate for Advances from the date thereof, each of which the Borrowers jointly and severally agree to pay on demand.
     SECTION 4.6 Environmental Matters. Throughout the Term of this Loan Agreement, the Borrowers agree that Borrowers shall, jointly and severally:
     (a) (i) ensure that the Property remains in material compliance with all applicable Environmental Laws; and (ii) shall not place or permit to be placed any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum on the Property, in compliance with applicable law or appropriate Governmental Authorities;
     (b) maintain a system to assure and monitor continued material compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance;
     (c) (i) employ in connection with either Borrower’s use of the Property appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Property only at facilities and with carriers that maintain valid permits to the extent required by law under any applicable Environmental Laws; and (iii) use the Borrowers’ best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by the Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Property;

     (d) in the event either Borrower obtains, gives or receives notice of any release or threat of release of a “reportable quantity” (as defined in applicable Environmental Laws) of any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum at the Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of material violation, request for information or notification that any Borrower is potentially responsible for investigation or cleanup of environmental conditions at the Property, demand letter or complaint, order, citation or other written notice with regard to any Hazardous Discharge or material violation of Environmental Laws affecting the Property or either Borrower’s or the Director’s respective interests therein (any of the foregoing being hereinafter referred to as an “Environmental Complaint”) from any person or entity, including the Ohio Environmental Protection Agency or the United States Environmental Protection Agency (any such person or entity being hereinafter referred to as the “Authority”), the Borrowers shall within ten (10) business days give written notice of the same to the Director detailing the facts and circumstances of which either Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided solely to allow the Director to protect its interests in the Property and is not intended to create, nor shall it create, any, obligation, responsibility or liability on the part of the Director with respect thereto;
     (e) promptly forward to the Director copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup within the. State of any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum at any other site within the State owned, operated or used by either Borrower to dispose of any asbestos or asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum and shall continue to forward copies of correspondence regarding such claims to the Director until the claim is settled. The Borrowers shall promptly forward to the Director copies of all documents and reports concerning a Hazardous Discharge at the Property that the Borrowers are required to file under any Environmental Laws. Such information is to be provided solely to allow the Director to protect its interests in the Property and is not intended to create nor shall it create any obligation, responsibility or liability on the part of the Director with respect thereto;
     (f) respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any person and to avoid subjecting the Property to any lien. If either Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or either Borrower shall fail to comply with any of the requirements of any Environmental Laws, the Director may, but without the obligation to do so, for the sole purpose of protecting its interests in the Property and after giving ten (10) days’ advance notice to the Borrowers: (A) give such notices or (B) enter onto the Property (or authorize third parties to enter onto the Property) and take such actions as the Director (or such third parties as directed by the Director) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Director (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Interest Rate for Advances shall be paid upon demand by the Borrowers and until paid shall be added to and become a part of the indebtedness created by the terms of this Loan Agreement;
     (g) promptly upon the written request of the Director, in the event that the Director has reason to believe that a Hazardous Discharge has occurred at the Property, from time to time, provide to the Director, at the Borrowers’ expense, an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Director, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal to the extent required by applicable Environmental Laws of any asbestos, asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Chemical, Petroleum found on, under, at or within the Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to the Director. If such estimates, individually or in the aggregate, exceed $100,000, the Director shall have the right to require the Borrowers to post a bond, letter of credit or other security reasonably satisfactory to the Director to secure payment of these costs and expenses. In the alternative, in the event that the Director has reason to believe that a Hazardous Discharge has occurred at the Property, the Director may retain, at the Borrowers’ expense, an independent consultant to perform an overall environmental assessment and to prepare a report certifying that (a) the Property is not being used for, or threatened by, nor has ever been used for, or threatened by, the use, generation, treatment, storage or disposal of any asbestos or asbestos-containing material, petroleum or any hazardous or toxic chemical, material, substance or waste to which exposure is prohibited, limited or regulated by any Environmental Laws or which, even if not so regulated, is known to pose a hazard to the health or safety of the occupants of the Property or of property adjacent thereto, (b) if the Property has ever been used for or threatened by any such condition, the condition has been fully remediated in compliance with all Environmental Laws and, (c) each Borrower’s environmental management practices are in compliance with all Environmental Laws. Such overall environmental assessment may be done in three phases. Each Borrower represents and warrants that the such Borrower has the authority to grant, and hereby does grant, to the Director, the Director’s agents, representatives, employees, consultants and contractors the right to enter the Property and to perform such acts as are necessary to conduct such assessment.
     (h) jointly and severally defend and indemnify the Director and hold the Director harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees (“Losses”) suffered or incurred by the Director under or on account of any Environmental Laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any asbestos, asbestos-containing materials, Hazardous Substance, Hazardous Waste, Toxic Chemical or Petroleum affecting any of the Property, whether or not the same originates or emerges from the Property or any contiguous real estate, including any loss of value of the Property as a result of the foregoing.
     The obligations of the Borrowers under this Section shall arise upon the discovery of the presence of any asbestos, asbestos-containing material, Hazardous Chemical, Hazardous Waste, Toxic Chemical or Petroleum at the Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any asbestos, asbestos-containing material, Hazardous Substance, Hazardous Waste, Toxic Substance or Petroleum. The obligations of the Borrowers and the indemnifications hereunder shall survive the termination of this Loan Agreement.
(End of Article IV)

ARTICLE V
Special Covenants
     SECTION 5.1 No Warranty of Condition or Suitability. The Director does not make any warranty, either express or implied, as to the condition, workmanship, merchantability or capacity of the Project or any part thereof or as to its or any part’s suitability or operation for the Project Purposes.
     SECTION 5.2 Right of Access to the Project. Each of the Borrowers agrees that the Director and any of the Director’s duly authorized agents shall have the right at all reasonable times to enter upon the Property and the facilities thereon and to examine and inspect the Project and the Property during normal business hours and upon three days’ prior written notice to Borrowers. Each of the Borrowers further agrees that the Director and the Director’s duly authorized agents shall have such rights of access to the Project and facilities thereon as may be reasonably necessary to provide for the proper maintenance of the Project and the Property in the event of failure by the Borrowers to perform their respective obligations under Section 3.1 or 5.1 of the Mortgages.
     SECTION 5.3 Information Concerning Operations. The Borrowers shall furnish to the Director upon request, but not less frequently than the annual financial statements to be furnished pursuant to Section 5.4 hereof, a statement certifying (a) the number of employees employed at the Project Site on the date of delivery of this Loan Agreement; (b) the total number of employees then employed at the Project Site/Property; (c) the number of employees laid off or terminated at the Project Site since the date of delivery of this Loan Agreement; (d) the current number of women and minority employees employed at the Project Site; and (e) and such other employment, economic and statistical data concerning the Project and the Property as may reasonably be requested by the Director.
     SECTION 5.4 Affirmative Covenants of the Borrowers. Throughout the Term of this Loan Agreement, the Borrowers shall jointly and severally:
     (a) Taxes and Assessments. Pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the Borrowers, the income of the Borrowers or the property of the Borrowers, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon the any of the property of the Borrowers. Notwithstanding the preceding sentence, the Borrowers may, at the their expense and after prior notice to the Director, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments, governmental charges, levies and claims and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid. However, if at any time the Director shall notify the Borrowers that, in the opinion of legal counsel satisfactory to the Director, by nonpayment of any such items the lien and security interest created by the Security Documents as to any part of Property will be materially affected or the Property or any part thereof will be subject to imminent loss or forfeiture, the Borrowers shall promptly pay such taxes, assessments, charges, levies or claims.
     (b) Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect each Borrower’s existence and each Borrower’s material rights and franchises.
     (c) Maintain Property. Maintain and keep each Borrower’s property in good repair, working order and condition, and from time to time make all repairs, renewals and replacements which, in the opinion of such Borrower, are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection shall prevent such Borrower from selling or otherwise disposing of any property whenever, in the good faith judgment of the such Borrower, such property is obsolete, worn out, without economic value or unnecessary for the conduct of the business of such Borrower.
     (d) Maintain Insurance. Keep all of each Borrower’s insurable property insured against loss or damage by fire and other risks, maintain public liability insurance against claims for personal injury, death, or property damage suffered by others upon, in or about any premises occupied by such Borrower; and maintain all such workers’ compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower may be engaged in business. All insurance for which provision has been made in this subsection shall be maintained against such risks and in at least such amounts as such insurance is usually carried by persons engaged in the same or similar businesses, and, as applicable, with full replacement cost coverage, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that the Borrowers may affect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accordance with applicable law.
     (e) Furnish Information. The Borrowers shall furnish or cause to be furnished to the Director the financial reports and certifications required by the Guaranty and in addition:
          (i) Quarterly Financial Statements. Within thirty (30) days after the last day of each fiscal quarter of the Borrowers, the compiled quarterly financial statements of the Borrowers, including the balance sheet of the Borrowers at the end of such fiscal quarter, together with related statements of income and retained earnings (or accumulated deficit) and changes in financial position for such fiscal quarter, setting forth in comparative form the corresponding figures as of the end of or for the previous fiscal quarter, all in reasonable detail and all examined by and accompanied by a certificate of the chief financial officer, authorized representative or independent certified public accountant of the Borrowers to the effect that such financial statements were prepared in accordance in accordance with generally accepted accounting principles consistently applied, and present fairly the financial position of the Borrowers at the close of such period and the results of their respective operations for such period
          (ii) Certificate; No Default. With the financial reports required to be furnished under this Section, a certificate of the chief financial officer, authorized representative or independent certified public accountant of each of the Borrowers stating that (a) no event of default under any of the financial obligations of the Borrowers has occurred and is continuing and no event or circumstance which could constitute such an event of default, but for the requirement that notice be given or time elapse or both, has occurred and is continuing, or, if such an event of default or such event or circumstance has occurred and is continuing, a statement as to the nature thereof and the action which the Borrowers propose to take with respect thereto, and that (b) no action, suit or proceeding by either Borrower or against either Borrower at law or in equity, or before any governmental instrumentality or agency, is pending or threatened, which is likely to materially impair the right or ability of such Borrower to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the such Borrower to perform the transactions contemplated by this Loan Agreement or would materially and adversely affect such Borrower’s business, operations, assets or condition, all as of the date of such certificate, except as disclosed in such certificate.

          (iii) Certificate Relating to Research and Development Tax Credit. With the financial reports required under this section, a certification of an officer of each Borrower that the Project was at all times during the previous calendar year being operated as an Eligible Research and Development Project, and that no Event of Default existed as of December 31 of the prior calendar year, or if an Event of Default existed, the nature thereof and the action proposed by the Borrowers to cure such default.
     The Borrowers shall also provide to the Director such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrowers as the Director may reasonably request.
     (f) Deliver Notice. Forthwith upon learning of any of the following, deliver written notice thereof to the Director, describing the same and the steps being taken by the Borrowers with respect thereto:
          (i) the occurrence of an Event of Default or an event or circumstance which would constitute an Event of Default, but for the requirement that notice be given or time elapse or both, or
          (ii) any action, suit or proceeding by either Borrower or against either Borrower at law or in equity, or before any governmental instrumentality or agency, instituted or threatened which, if adversely determined, would materially impair the right or ability of either Borrower to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of either Borrower to perform the transactions contemplated by this Loan Agreement, or would materially and adversely affect either Borrower’s business, operations, properties, assets or condition.
     (g) Inspection Rights. Permit the Director, or any agents or representatives thereof, to examine and make copies of and abstract from the records and books of account of, the Borrowers, visit the properties of the Borrowers, and discuss the general business affairs of the Borrowers with any of its officers, managers or agents.
     (h) Zoning, Planning and Environmental Regulations. The Provision of the Project will be completed and the Project will be operated and maintained in such a manner as to conform with all applicable zoning, planning, building, environmental and other applicable governmental regulations (or variances therefrom) imposed by any Governmental Authority and as to be consistent with the purposes of the Act.
     (i) Use of Research and Development Loan Proceeds. All proceeds of the R & D Loan shall be used for the payment of Allowable Costs relating to Provision of the Project. No part of any such moneys shall be knowingly paid to or retained by either of the Borrowers or any partner, manager, member, officer, shareholder, director or employee of either Borrower as a fee, kick-back or consideration of any type, except for compensation for services rendered and expenses incurred otherwise included in Allowable Costs.
     (j) Job Creation. The Borrowers represent and agree that the R & D Loan will permit First Solar to retain an estimated 180 jobs and employment opportunities, of which thirty percent (30%) shall be dedicated to research and development, in the Township of Perrysburg, Wood County, Ohio and create an estimated 200 jobs and employment opportunities in the Township of Perrysburg, Wood County, Ohio during the period from February 28, 2005 through July 8, 2008, provided, if First Solar fails, for reasons other than Market Conditions, to retain and create an aggregate of 380 jobs and employment opportunities during such period (measured as of July 8, 2008), the interest rate on the outstanding balance of the R & D Loan shall, at the option of the Director, increase to the lesser of the Prime Rate plus 3% per annum or the maximum rate allowed by law.
     (k) Preference for Ohio Goods and Services. The Borrowers will endeavor to purchase goods and services from persons, partnerships, corporations and other business entities located in the State so long as they are competitive in terms of price, quality and service with other potential suppliers.
     SECTION 5.5 Negative Covenants of the Borrowers. Throughout the Term of this Loan Agreement, neither Borrower shall, without the prior written consent of the Director:
     (a) Maintain Existence. Sell, transfer or otherwise dispose of all, or substantially all, of such Borrower’s assets, consolidate with or merge into any other entity, or permit one or more entities to consolidate with or merge into such Borrower, permit any change in the state, province or other jurisdiction of incorporation of such Borrower, or change its corporate name; provided, however, that such Borrower may, without violating the agreement contained in this subsection, consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into such Borrower, or sell, transfer or otherwise dispose of all, or substantially all, of such Borrower’s assets and thereafter dissolve if: (i) the written consent of the Director is obtained which consent shall not be unreasonably withheld; (ii) the surviving, resulting or transferee entity, as the case may be, assumes in writing all of the obligations of such Borrower hereunder (if such surviving, resulting or transferee entity is other than such Borrower); and (iii) the surviving, resulting or transferee entity, as the case may be, is an entity duly organized and validly existing under the laws of the State or duly qualified to do business therein, and has a net worth of not less than that of such Borrower immediately prior to such disposition, consolidation or merger, transfer or change of form and, provided further, such Borrower may change or permit a change in the state, province or other jurisdiction of its incorporation or change its corporate name if it shall deliver written notice of such change to the Director not less than 30 days prior to any such change being made.
     (b) Permit or cause any transfer, issuance, retirement or other transaction, of membership interest of such Borrower, including any transfer of interest in such Borrower by such Borrower’s members, provided, however, such Borrower shall be permitted to transfer, issue, or retire membership interests in the following instances: (i) membership interests may be transferred, issued, or retired without the Director’s prior written consent, pursuant to the terms of an order of a court of competent jurisdiction; or (ii) for any other reason upon the Director’s prior written consent, which consent shall not be unreasonably withheld.
     (c) ERISA. Voluntarily terminate any employee benefit plan or other plan (a “Plan”) maintained for employees of either Borrower and covered by Title IV of ERISA, so as to result in any material liability of either of the Borrowers to the Pension Benefit Guaranty Corporation (“PBGC”), enter into any Prohibited Transaction (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, and in ERISA) involving any Plan which results in any material liability of either of the Borrowers to the PBGC, cause any occurrence of any Reportable Event (as defined in Title IV of ERISA) which results in any material liability of either Borrower to the PBGC, or allow or suffer to exist any other event or condition which results in any material liability of either Borrower to the PBGC.
     (d) Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the obligations of the Borrowers hereunder or under any instrument or document delivered or to be delivered by the Borrowers hereunder or in connection herewith.

     (e) Sale and Encumbrance of Assets. Pledge, assign, sell-leaseback, hypothecate or in any manner encumber any portion of the Property, except as otherwise expressly permitted by the Security Documents.
     (f) Removal of Assets. Remove, transfer or transport any portion of the Project from the Project Site, except as otherwise permitted by the Security Documents.
     (g) Leasebacks. Enter into any arrangements, directly or indirectly, with any person or entity, whereby either Borrower shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in such Borrower’s business, in connection with the rental or lease of the property so transferred or of other property which such Borrower intends to use for substantially the same purpose or purposes as the property so sold or transferred.
     (h) Change of Business. Enter into any business which is substantially different from that presently conducted by such Borrower without the written consent of the Director, which consent will not be unreasonably withheld.
     (i) Creation of Liens. Without the prior written consent of the Director, which shall not be unreasonably withheld, conditioned or delayed, create or suffer to exist any trust deed, mortgage, pledge, security interest, encumbrance or other lien affecting the Project or the Property, except for the Permitted Encumbrances.
     (j) Suspension of Operations. Suspend or discontinue operation of the Project as an Eligible Research and Development Project.
     SECTION 5.6 Mechanics’ and Other Liens. The Borrowers shall not suffer or permit any mechanics’ or other liens to be filed or exist against the Property or any part thereof, by reason of work, labor, services, or materials supplied or claimed to have been supplied to, for or in connection with the Project, the Property or any part thereof or to either Borrower or anyone holding the Property or any part thereof through or under the Borrowers. If any such liens shall at any time be filed, the Borrowers shall, within one hundred twenty days after notice of the filing thereof but subject to the right to contest hereinafter set forth, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If the Borrowers shall fail to cause such lien to be discharged, or to contest the validity or amount thereof, within the period aforesaid, then, in addition to any other right or remedy of the Director, the Director may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding. Any amount paid by the Director shall be reimbursed by the Borrowers to the Director on demand, and if not so reimbursed on demand shall be paid by the Borrowers with interest thereof at the Interest Rate for Advances from the date of payment by the Director, which amounts the Borrowers jointly and severally agree to pay. Nothing in this Section shall require the Borrowers to pay or discharge any such lien so long as the validity thereof shall be contested in good faith and by appropriate legal proceedings, provided that the Borrowers shall have delivered to the Director an opinion of counsel, selected by the Borrowers and acceptable to the Director, to the effect that nonpayment of any such lien during the pendency of such contest will not adversely affect either Borrower’s right, title or interest in the Property.
     SECTION 5.7 Assignment, Sale or Lease by the Borrowers. Except as otherwise permitted by Section 5.5(a) hereof, neither Borrower shall assign this Loan Agreement in whole or in part, sell or lease the Project or the Property in whole or in part or grant the right to occupy or use the Project or the Property, or any part thereof, to persons other than the Borrowers, without the prior written consent of the Director.
(End of Article V)

ARTICLE VI
Events of Default and Remedies
     SECTION 6.1 Event of Default. Each of the following shall be an “Event of Default”:
     (a) Failure by the Borrowers to pay when due any installment of principal, interest service fee, or any combination thereof under this Loan Agreement or the Note; or
     (b) The occurrence and continuation of an Event of Default under any of the other Loan Documents related to a failure in the payment of money; or
     (c) Failure by the Borrowers to pay upon demand any amounts to be so paid to the Director under this Loan Agreement or Loan Documents; or
     (d) Failure by either Borrower to observe and perform any term, covenant or agreement of this Loan Agreement or the Loan Documents (other than as required pursuant to subsections (a), (b) and (c) above), and continuation of such failure for thirty (30) days after written notice thereof shall have been given to the Borrowers by the Director, or for such longer period as the Director may agree to in writing; or
     (e) An unreasonable delay in the Provision of the Construction Portion of the Project, the use of any materials, fixtures or articles in the Provision of Construction Portion of the Project that are not in accordance with the Plans and Specifications or the bankruptcy or insolvency of any general contractor or subcontractor under contract to work on the Construction Portion of the Project and the failure of the Borrowers to procure a contract or subcontract with a new substitute general contractor or subcontractor satisfactory to the Director within a reasonable time, not to exceed ninety (90) days, from the occurrence of such bankruptcy or insolvency; or
     (f) Any representation or warranty made by the Borrowers or any of the officers of either Borrower, herein or in any of the Loan Documents and the Financing Approval Documents or in connection herewith or therewith shall prove to have been incorrect in any material respect when made; or
     (g) The occurrence of an Event of Default under the Security Documents, the Guaranty or either of the Leases;
     (h) The occurrence of an Event of Default (as defined in the 166 Loan Agreement) under the 166 Loan Documents; or
     (i) Either Borrower shall fail to pay any Indebtedness of such Borrower, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, by acceleration, by demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
     (j) Either Borrower shall: (i) admit in writing such Borrower’s inability to pay its debts generally as such debts become due; (ii) (A) commence a voluntary case concerning such Borrower or (B) have an involuntary bankruptcy case commenced against such Borrower and have an order for entered in any such case or have the case remain undismissed and unstayed for thirty (30) days; (iii) commence any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or here after in effect and either have an order entered against such Borrower thereunder or remain undismissed or unstayed for thirty (30) days; be adjudicated insolvent or bankrupt; (iv) make a general assignment for the benefit of creditors; (v) have a receiver, trustee or custodian appointed for such Borrower or for the whole or any substantial part of such Borrower’s property or a receiver, trustee or custodian or any other officer or representative of the court or of creditors, or any court or government officer or agency shall take and hold possession of any substantial part of the such Borrower’s property; or (vii) any other action for the purposes of effecting the foregoing; or
     (k) A judgment or order for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) shall be rendered against either Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (l) Failure by either Borrower to meet such Borrower’s minimum funding requirements under Section 301 et seq. of ERISA, with respect to any of its Plans.
     The foregoing provisions of subsections (d) and (e) of this Section are subject to the following limitations: if by reason of Force Majeure the Borrowers are unable in whole or in part to perform or observe their obligations under this Loan Agreement, other than the Borrowers’ obligation to make payments required hereunder, the Borrowers shall not be deemed in default during the continuance of inability, including a reasonable time for the removal of the effect thereof.
     The Borrowers shall promptly give notice to the Director of the existence of an event of Force Majeure and shall use their collective best efforts to remove the effect thereof; provided, that the settlement of strikes or other industrial disturbances shall be entirely within the reasonable business discretion of the Borrowers.
     SECTION 6.2 Remedies. If an Event of Default shall have occurred and be continuing, the Director, at any time, at the Director’s election, may exercise any or all or any combination of the remedies conferred upon or reserved to the Director under this Loan Agreement, any of the other Loan Documents or any instrument or document collateral thereto, or now or hereafter existing at law, or in equity or by statute. Subject to the foregoing, any or all of the following remedies may be exercised:
     (a) If any portion of the R & D Loan has not been disbursed, termination of any and all the Director’s obligations under this Loan Agreement and the Commitment;
     (b) Declaration that the entire unpaid balance of all amounts owed to the Director are immediately due and payable, whereupon the same shall become immediately due and payable, without notice or demand, such notice or demand being expressly waived by each of the Borrowers;
     (c) Exercise of all or any rights and remedies as the Director may have under this Loan Agreement, the Note, the Security Documents, the Guaranty or any of the other Loan Documents or instrument or document collateral thereto;
     (d) Inspect, examine and copy the books, records, accounts and financial data of each of the Borrowers;

     (e) Take possession of the Project and complete the Provision of the Project, any expense incurred by the Director shall become an additional obligation of the Borrowers to the Director, which amounts, together with interest thereon at the Interest Rate for Advances from the date thereof, each of which the Borrowers jointly and severally agree to pay on demand; or
     (f) Exercise any rights, remedies and powers the Director may have at law or in equity as may appear necessary or desirable to collect all amounts then due and thereafter to become due under this Loan Agreement or any instrument or document collateral thereto or to enforce the performance and observance of any other obligation, agreement or covenant of the Borrowers under this Loan Agreement.
     For purposes of Section 6.2(e) above, the Borrowers hereby appoint and constitute the Director as their lawful attorney-in-fact with full power of substitution in the premises to complete Provision of the Project in the name of the Borrowers; to authorize disbursements from the Escrow Fund to complete the Provision of the Project; to make changes to the Plans and Specifications; to retain or employ new general contractors, subcontractors, inspectors and architects as necessary for such purposes; to pay, settle or compromise all existing bills and claims which may be the basis for liens or security interests, or to avoid such bills and claims from becoming the basis for liens or security interests, against or in the Project; to do any and every act which the Borrowers might do in their own behalf; and to prosecute and defend all actions or proceedings in connection with the Project; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
     Any amounts collected pursuant to action taken under this Section shall be applied to all amounts payable under this Loan Agreement or at the election of the Director, for completion of the Provision of the Project, and, if all such amount have been fully paid, as directed by the Borrowers.
     SECTION 6.3 No Remedy Exclusive. No remedy conferred upon or reserved to the Director by the Loan Documents is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under the Loan Documents and any instrument or document collateral thereto or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Director to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly provided for herein or required by law.
     SECTION 6.4 Agreement to Pay Attorneys’ Fees and Expenses. If an Event of Default shall occur and the Director shall incur expenses, including reasonable attorneys fees, in connection with the enforcement of this Loan Agreement, any of the other Loan Documents or any instrument or document collateral thereto or the collection of sums due thereunder, the Borrowers shall jointly and severally reimburse the Director for the expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances, shall, to the extent permitted by law, constitute additional indebtedness secured hereby and by the Security Documents, and in any action brought to collect such indebtedness, the Director shall be entitled to seek the recovery of such expenses in such action.
     SECTION 6.5 No Additional Waiver Implied by One Waiver. No failure by the Director to insist upon the strict performance by the Borrowers of any provision hereof shall constitute a waiver of the Director’s right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Borrowers to observe or comply with any provision hereof.
     SECTION 6.6 Waiver of Appraisement, Valuation, Etc. In the event the Borrowers should default under any of the provisions of the Loan Documents, each of the Borrowers agrees to waive, to the extent it may lawfully do so, the benefit of all appraisement, valuation, stay, extension or redemption laws now or hereafter in force, and all right of appraisement and redemption to which it may be entitled.
(End of Article VI)

ARTICLE VII
Miscellaneous
     SECTION 7.1 Termination of Agreement. This Loan Agreement shall be in full force and effect from the date hereof until the end of the Loan Term, at which time the obligations of the Director and the Borrowers hereunder shall terminate, provided that any obligations of the Borrowers with respect to the payment of costs and expenses under this Loan Agreement shall survive such termination and continue in effect until such costs and expenses are paid.
     SECTION 7.2 Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed sufficiently given upon the earlier of (a) three days after deposit in the U.S. Mail, registered or certified mail, postage prepaid, addressed to the recipient at the appropriate Notice Address, or (b) actual receipt. The Borrowers or the Director may, by notice given hereunder, change a Notice Address or designate any further addresses to which subsequent notices, certificates, requests or other communications shall be sent.
     SECTION 7.3 Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the Director, the Borrowers and their respective successors and assigns, subject, however, to the limitations contained in Section 5.7 hereof, and subject to the further limitations, as set forth on page 1 of this Loan Agreement, that any obligation of the Director created by or arising out of this Loan Agreement shall not be a general debt of the Director or the State but shall be payable solely out of the proceeds derived from this Loan Agreement.
     SECTION 7.4 Joint and Several. The obligations under this Loan Agreement are joint and several and a separate action or actions may be brought and prosecuted against any Borrower or the Guarantor regardless of whether any action is brought against any other Borrower or the Guarantor or whether the other Borrower or Guarantor are joined in any such action(s). The Borrowers or the Guarantor may be sued together or any of them may be sued separately without first, contemporaneously or subsequently, suing the others. The Director may compromise with any Borrower or the Guarantor for less than all of the amounts owing hereunder and under the Loan Documents and release any Borrower or the Guarantor from all further liability to the Director for the amounts owing hereunder and under the Loan Documents all without impairing the rights of the Director to demand and collect the balance of the amounts owing hereunder and under the Loan Documents from the other Borrowers or the Guarantor not so sued or released. There shall be no duty or obligation of the Director to exhaust any remedy in law or in equity against any Borrower or the Guarantor before bringing suit or instituting proceedings of any kind against the other Borrower or the Guarantor.
     SECTION 7.5 Extent of Covenants of the Director; No Personal Liability. All covenants, stipulations, obligations and agreements of the Director contained in this Loan Agreement shall be effective to the extent authorized and permitted by applicable law. No such covenant, stipulation, obligation or agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future Director in other than such Director’s official capacity acting pursuant to the Act.
     SECTION 7.6 Amendments, Changes and Modifications. This Loan Agreement may not be amended, or supplemented except by an instrument in writing executed by the Director and the Borrowers.
     SECTION 7.7 Execution Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

     SECTION 7.8 Severability. If any provision of this Loan Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be or unenforceable, such determination shall not affect any other, provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable, provision, covenant, obligation or agreement were not contained herein. Such invalidity or unenforceability shall not effect any valid or enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
     SECTION 7.9 Captions. The captions or headings in this Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Loan Agreement.
     SECTION 7.10 Governing Law. This Loan Agreement shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of the State of Ohio.
(End of Article VII)

     In Witness Whereof, the Director and the Borrowers have caused this Loan Agreement to be executed in their respective names by their duly authorized officers, all as of the date first above written.

Director of Development of the State of Ohio, Acting on behalf of the State,

By:	/s/ James E. Manuel

Name:	James E. Manuel

Title:	Dep. Dir.

First Solar, LLC, a Delaware limited liability company

By:	/s/ George A. (“Chip”) Hambro

Name:	George A. (“Chip”) Hambro

Title:	Chief Operating Officer

First Solar Property, LLC, a Delaware limited liability company

By:	/s/ George A. (“Chip”) Hambro

Name:	George A. (“Chip”) Hambro

Title:	Chief Operating Officer

Exhibit A
Form of Cognovit Promissory Note

$15,000,000	July ___, 2005
     FOR VALUE RECEIVED, FIRST SOLAR, LLC a Delaware limited liability company (“First Solar”) and FIRST SOLAR PROPERTY, LLC, a Delaware limited liability company (“First Solar Property”), jointly and severally promise to pay to the order of The Director of Development of the State of Ohio (the “Director”), acting on behalf of the State of Ohio, at 77 South High Street, Columbus, Ohio 43266-0101, or at such other address as may be designated in writing by the Director, the principal sum of Fifteen Million Dollars ($15,000,000), or such lesser amount of the R & D Loan Amount, as defined in the Loan Agreement by and among the Director, First Solar and First Solar Property, dated as of July 1, 2005 (the “Loan Agreement”), as has been advanced pursuant to the Loan Agreement, with interest on the amount of principal from time to time outstanding from the respective Disbursement Date (as defined in the Loan Agreement) at the rate of 2% per annum, plus a monthly service fee equal to one-twelfth (1/12) of one-fourth (1/4) of one percent (1%) of the principal balance from time to time outstanding under this Note. Interest and the monthly service fee on this Note shall be paid monthly in arrears commencing on August 1, 2005, continuing on the first day of each calendar month thereafter and ending on July 1, 2015 (the “Maturity Date”).
     The outstanding principal of this Note shall be paid in consecutive monthly installments commencing on December 1, 2006, and continuing on the first day of every month thereafter and ending on the Maturity Date when any remaining unpaid principal balance and accrued interest shall be due and payable in a single balloon payment. The amount of each consecutive monthly installment will be in an amount, as calculated by the Director, that would be equal to the principal due monthly on a fixed rate loan in the principal amount, amortized over one hundred two (102) months and at the interest rates set forth above.
     All payments hereunder shall be made through an automated clearinghouse pre-authorized payment.
     This Note does not of itself constitute a commitment by the Director to make any disbursement of the R & D Loan (as defined in the Loan Agreement). The conditions for making such a disbursement are set forth in the Loan Agreement and the Escrow and Disbursing Agreement (as defined in the Loan Agreement). The disbursements made by the Director to the Escrow Agent (as defined in the Loan Agreement) shall not exceed the face amount of this Note and the total amount of such disbursement is limited by and subject to the conditions for making disbursement of the R & D Loan as set forth in the Loan Agreement and the Escrow and Disbursing Agreement.
     The annual rate of interest stated herein shall apply to a 360-day period and amounts of interest due hereunder shall be computed upon the basis of 30-day months. Installments of principal, interest and monthly service fee shall be applied first to monthly service fee, then to interest as provided herein and the balance to principal due hereunder.
     The Borrowers may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal installments due hereon in the inverse order of their maturity, and shall be accompanied by the payment of accrued interest and monthly service fee on the amount of the prepayment to the date thereof.

     The payment of this Note and all interest and monthly service fee hereon is (1) secured by (a) an Open-End Mortgage, Assignment of Rents and Security Agreement, dated as of July 1, 2005, by First Solar Property in favor of the Director with respect to the Property (as defined in the Loan Agreement), and (b) an Open-End Leasehold Mortgage, Assignment of Rents and Security Agreement, dated as of July 1, 2005, by First Solar in favor of the Director with respect to the Property, providing the Director with the first lien and security interest on Property, together with Fixture Filings and any documents collateral to the Mortgages (collectively, the “Security Documents”) and (2) guaranteed by First Solar Holdings, LLC, a Delaware limited liability company pursuant to a Guaranty Agreement of even date herewith. The covenants, conditions and agreements contained in the Loan Agreement and the Security Documents are hereby made a part of this Note.
     If default be made in the payment of any installment of principal, interest and monthly service fee, under this Note when any such payment shall have become due and payable, or if an “Event of Default,” as defined in the Loan Agreement, shall have occurred and be continuing, then, at the option of the Director, the entire principal sum payable hereunder and all interest and monthly service fee accrued thereon shall become due and payable at once, without demand or notice.
     For the period during which a default shall exist in the payment of any installment of principal, interest and monthly service fee due and payable hereunder, whether by acceleration or otherwise, a late charge equal to five percent (5%) of each such installment shall be assessed, in addition to all other sums due hereunder, for each month during which the default exists.
     If any provision hereof is in conflict with any statute or rule of law of the State of Ohio or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed separable from and shall not invalidate any other provision of this Note.
     If this Note is placed in an attorney’s hands for collection, or collected by suit or through the bankruptcy or probate, or any other court, either before or after maturity, there shall be paid to the holder of this Note reasonable attorney fees, costs and other expenses incurred by the holder in enforcing the terms of this Note.
     Each of the undersigned hereby authorizes any attorney-at-law to appear in any court of record situated in Wood County in the State of Ohio, or elsewhere, where the undersigned has its principal place of business, signed this Note, or can be found, after the obligation evidenced hereby, or any part thereof becomes due and is unpaid, and waives the issuance and service of process and confesses judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with the costs of the suit, and thereupon to release all errors and waive all rights to appeal and stay of execution.
[Remainder of this page intentionally left blank.]

     This Note is executed in                      County, Ohio and shall be construed in accordance with the laws of the State of Ohio.
WARNING: BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE, AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY CAUSE (Section 2323.13, Ohio Revised Code).

FIRST SOLAR, LLC, a Delaware limited liability company,

By:

Name:

Title:

WARNING: BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE, AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY CAUSE (Section 2323.13, Ohio Revised Code).

FIRST SOLAR PROPERTY, LLC, a Delaware limited liability company,

By

Name:

Title:

Exhibit B
(Project Equipment)
The Project Equipment includes without limitation, the following described personal property (as such list may be supplemented or amended from time to time):

B-1

Exhibit C
(Project Site)

C-1

A parcel of land being part of Block 7 in Cedar Business Center Plat 3, a plat of record situated in Perrysburg Township, Wood County, Ohio as recorded in Volume 22 of Plats, Page 163, Wood County, Ohio Records, said parcel of land being bounded and described as follows (all iron rods set mentioned in this description are 1/2 inch diameter topped with a surveyor’s cap numbered 7083):
Commencing at a found 6 inch diameter concrete monument marking the most Northerly corner of said Cedar Business Center Plat 3;
thence South 21° 43’ 16” West along the Northwesterly line of said Cedar Business Center Plat 3, and also being along the Northwest line of a parcel of land recorded in Volume 749 of Deeds, Page 89, Wood County, Ohio records, a distance of 783.09 feet to a 3/4 inch diameter iron pipe previously set with a surveyor’s cap numbered 5416 at the most Westerly corner of said parcel recorded in Volume 749, Page 89, and the point of BEGINNING for the hereinafter described parcel of land;
thence South 63° 37’ 05” East along the Southerly line of said parcel recorded in Volume 749, Page 89, a distance of 447.52 feet to a found 3/4 inch diameter iron pipe with a surveyor’s cap numbered 5416 marking a corner of said parcel recorded in Volume 749, Page 89, and being on the right-of-way line of Cedar Park Boulevard (cut-de-sac with a radius of 65 00 feet);
thence Southeasterly on a curve to the left having a radius of 65.00 feet, not tangent with the last described course, along the right-of-way line of Cedar Park Boulevard, for an arc distance of 102.06 feet to a found 1 inch diameter iron pipe at a point of recurve, said arc subtending a central angle of 89° 57’ 32’ said last described curve having a chord bearing of South 57° 08’ 19” East and a chord distance of 91.89 feet;
thence Easterly on a curve to the right having a radius of 50.00 feet along the right-of-way line of Cedar Park Boulevard, for an arc distance of 33.60 feet to a found 1 inch diameter iron pipe at a point of tangency, said arc subtending a central angle of 38° 30’ 00”, said last described curve having a chord bearing of South 82° 52’ 05” East and a chord distance of 32.97 feet;
thence South 63° 37’ 05” East, tangent to the last described curve, continuing along the Southwesterly right-of-way line of Cedar Park Boulevard (80 foot wide right-of-way), a distance of 32.00 feet to a set iron rod at its intersection with a line that is 600.00 feet, by rectangular measurement, Southeasterly of and parallel with the Northwesterly line of said Cedar Business Center Plat 3;
thence South 21° 43’ 16” West along said line that is 600.00 feet Southeasterly of the Northwesterly line of said Cedar Business Center Plat 3, a distance of 982.53 feet to a set iron rod at its intersection with the South line of said Cedar Business Center Plat 3;

thence South 89° 23’ 31” West along the South line of said Cedar Business Center Plat 3, a distance of 466.16 feet to a found 6 inch diameter concrete monument at a corner of said Cedar Business Center Plat 3;
thence North 53° 23’ 55” West along a Southwesterly line of said Cedar Business Center Plat 3, a distance of 329.85 feet to a found 6 inch diameter concrete monument at a corner of said Cedar Business Center Plat 3;
thence North 21° 43’ 16” East along the Northwesterly line of said Cedar Business Center Plat 3, a distance of 177.57 feet to a found 6 inch diameter concrete monument at a corner of said Cedar Business Center Plat 3;
thence South 53° 23’ 55” East along a line of said Cedar Business Center Plat 3, a distance of 155.20 feet to a found 6 inch diameter concrete monument at a corner of said Cedar Business Center Plat 3;
thence North 21° 43’ 16” East along the Northwesterly line of said Cedar Business Center Plat 3, a distance of 985.63 feet to the point of BEGINNING.
Containing 15.911 acres of land, more or less, but subject to legal highways, and subject to all legal easements, restrictions, leases of record and of records in respective utility offices and other conveyances, if any.

Exhibit D
(Headquarters Property)

D-1

PARCEL I: A parcel of land being part of Block 7 in Cedar Business Center Plat 3, a plat of record situated in Perrysburg Township, Wood County, Ohio, as recorded in Volume 22 of Plats, page 163, Wood County, Ohio Records, said parcel of land being bounded and described as follows (all iron rods set mentioned in this description are 1/2 inch diameter topped with a surveyor’s cap numbered 5416):
Commencing at a 1 inch diameter iron pipe with a surveyor’s cap numbered 5416 found at the intersection of the westerly right-of-way line of Cedar Park boulevard and the northeasterly line of said Cedar Business Center Plat 3 (said northeasterly line of Cedar Business Center Plat 3 also being the southwesterly line of Cedar business Center Plat 2, a Subdivision in Perrysburg Township as recorded in Volume 21 of Plats, page 665, Wood County, Ohio records):
Thence north 63 degrees, 37 minutes, 05 seconds west along the northeasterly line of Cedar business Center Plat 3, a distance of 1243.46 feet to a found 3/4 inch diameter iron pipe with a surveyor’s cap numbered 5416 also being the point of beginning for the hereinafter described parcel, said point of beginning also being the northeasterly corner of a parcel of land recorded in Volume 749 of Deeds, page 89, Wood County, Ohio records.
Thence south 63 degrees, 37 minutes, 05 seconds east along the northeasterly line of Cedar business Center Plat 3, a distance of 150.00 feet to an iron rod set, thence south 26 degrees, 22 minutes, 55 seconds west, a distance of 686.91 feet to an iron rod set on the northeasterly right-of-way line of Cedar Park Boulevard, thence westerly along the northeasterly right-of-way line of Cedar Park Boulevard (cul de sac) and being along a curve to the left having a radius of 65.00 feet for an arc distance of 103.73 feet to an iron rod set, said arc subtending a central angle of 91 degrees, 25 minutes, 50 seconds said last described curve having a chord bearing of north 74 degrees, 05 minutes, 22 seconds west and a chord distance of 93.06 feet said last described point also being the southeasterly corner of said parcel of land recorded in volume 749 of Deeds, page 89.
Thence north 29 degrees, 48 minutes, 17 seconds west along a line that is radial to the last described curve and also being along a line of said parcel of land recorded in Volume 749 of Deeds, page 89, a distance of 70.39 feet to an iron rod set; thence north 26 degrees, 22 minutes, 55 seconds east along the southeasterly line of said parcel of land recorded in Volume 749 of Deeds, page 89, a distance of 664.66 feet to the point of beginning.
Containing 2.351 acres of land, more or less, but subject to legal highways and subject to al legal easements, restrictions, leases of record and of records in respective utility offices and other conveyances, if any.
PARCEL II: A parcel of land being in part of Block 7 in Cedar Business Center Plat 3, a plat of record recorded in Volume 22 of Plats, page 163, situated in Perrysburg Township, Wood County, Ohio, said parcel of land being bounded and described as

Exhibit E
(Disbursement Request Form)
STATEMENT NO. ___REQUESTING DISBURSEMENT OF PROCEEDS OF THE
RESEARCH AND DEVELOPMENT LOAN PURSUANT TO THE LOAN AGREEMENT
DATED AS OF
JULY 1, 2005, AMONG TIM DIRECTOR OF DEVELOPMENT
OF THE STATE OF OHIO, FIRST SOLAR, LLC AND FIRST SOLAR PROPERTY, LLC
     Pursuant to Section 3.7 of the Loan Agreement (“Agreement”) among the Director of Development of the State of Ohio, First Solar, LLC, a Delaware limited liability company (“First Solar”), and First Solar Property, LLC, a Delaware limited liability company, dated as of July 1, 2005, the undersigned Authorized Borrower Representative hereby requests the Director, to pay to the Borrowers or to the person(s) listed on Exhibit A hereto out of the proceeds of the State Loan, the aggregate sum of $___to pay said person(s) or to reimburse the Borrowers as indicated on Exhibit A, for a portion of the advances, payments and expenditures made by the Borrowers in connection with the items listed in Exhibit A, which is incorporated herein by reference. All capitalized terms used herein and not otherwise defined herein shall have not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
     The undersigned hereby certifies that:
(1)	Each item for which payment is requested hereunder (an “Item”) is either: (a) an Allowable Cost of the Project or (b) an interest payment on the R & D Loan (an “Interest Draw”), properly payable out of the proceeds of the R & D Loan in accordance with the terms and conditions of the Agreement, and none of the Items has formed the basis for any payment heretofore made under the Agreement;

(2)	Each Allowable Cost is necessary in connection with the Project, as defined in the Agreement;

(3)	The Borrowers [incurred/paid for] each Project Cost during the period from , through ;

(4)	The Borrowers have received from each payee appropriate waivers of any mechanics’ or other liens (or has provided indemnification in lieu thereof satisfactory to the Director);

(5)	Except in the case of an Interest Draw, the amount for which payment is requested is equal to seventy-five percent (75%) of the aggregate amount of the Allowable Cost of such Item; and

(6)	The aggregate amount for which payment is requested is less than the remaining proceeds of the R & D Loan.

E-1

Date:	, 200	[First Solar, LLC or First Solar Property, LLC]

By:

Authorized Borrower Representative
CERTIFICATE OF
PREVAILING WAGE COMPLIANCE AGENT AND INDEPENDENT ENGINEER
     The undersigned hereby certifies that (1) all wages paid to laborers and mechanics employed in connection with the Provision of each Item (as defined above) have been paid, and if required by applicable laws, including without limitation, Chapter 4115, Ohio Revised Code, at the prevailing rates of wages determined as described in the Agreement and in Chapter 4115, Ohio Revised Code, and (2) in the professional opinion of the undersigned, the Provision of each Item has been acquired, installed, completed, delivered or performed, as applicable, in a good and workmanlike manner and in accordance with the Plans and Specifications.

Poggemeyer Design Group, Inc.

By:

Bob Jablonski,

Approved:

Director of Development of the State of Ohio

By:	Date:	, 200

E-2

     (vii) the Borrowers have submitted or caused to be submitted to the Prevailing Wage Coordinator for the Director, the prevailing wage rates, the name and identity for all laborers and mechanics and a list of all contractors and subcontractors, including their names and addresses, certified as true, correct and complete by the undersigned or a Certificate of Compliance, certifying as to full compliance with Chapter 4115, Ohio Revised Code.

First Solar, LLC
Dated:	By:
Authorized Borrower Representative

First Solar Property, LLC
Dated:	By:
Authorized Borrower Representative

F-2

[LOGO]
OHIO DEPARTMENT OF DEVELOPMENT

Bob Taft	Bruce Johnson
Governor	Director
Exhibit G
(Completion Certificate for the Equipment Portion of the Project)
     Pursuant to Section 3.3 of the Loan Agreement dated as of July 1, 2005 (the “Loan Agreement”) among the Director of Development of the State of Ohio, First Solar, LLC, a Delaware limited liability company and First Solar Property, LLC, a Delaware limited liability company, the undersigned Authorized Borrower Representative certifies to the Director, as follows (capitalized word and terms not otherwise defined herein having the meanings assigned to them in the Loan Documents):
     (i) substantially all of the Project Equipment to be acquired as part of the Equipment Portion of the Project has been delivered to the Project and such equipment is functional and fit for its intended purpose on or about                     ;
     (ii) all certificates, licenses and permits required by any applicable Governmental Authority for the use or operation of the Equipment Portion of the Project have been obtained;
     (iii) the Provision of the Equipment Portion of the Project has been accomplished in such a manner as to conform, in all material respects, with all Legal Requirements, including without limitation all Environmental Laws;
     (iv) the value of the Equipment Portion of the Project is equal to or greater that the total amount of money expended in the Provision of the Equipment Portion of the Project;
     (v) except as set forth on a Schedule hereto listing any amounts which the Director needs to retain for the payment of Allowable Costs not yet due or for liabilities which the Borrowers are contesting or which otherwise should be retained (including the reason such amounts should be retained), each person providing any material or performing any work in connection with the Equipment Portion of the Project has been paid in full; and
[Remainder of this page intentionally left blank.]

Mr. Ahern and Mr. Hambro
First Solar, LLC
May 10, 2005

(vi) a schedule of Project Equipment to be included in the Equipment Portion of the Project is identified on Schedule 1 hereto and such schedule is a true, correct and complete listing of such Project Equipment.

First Solar, LLC
Dated:	By:
Authorized Borrower Representative

First Solar Property, LLC
Dated:	By:
Authorized Borrower Representative